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                                                                    EXHIBIT 5(a)


                    [LEWIS, RICE & FINGERSH, L.C. LETTERHEAD]

                                ATTORNEYS AT LAW

                           500 N. BROADWAY, SUITE 2000
                         ST. LOUIS, MISSOURI 63102-2147



                                November 12, 1999


Board of Directors
Southside Bancshares Corp.
3606 Gravois Avenue
St. Louis, Missouri  63116

         RE: REGISTRATION STATEMENT ON FORM S-8 FOR ISSUANCE OF SHARES OF COMMON STOCK PURSUANT TO THE SOUTHSIDE BANCSHARES 1998 STOCK OPTION PLAN

Gentlemen:

         In connection with the registration with the Securities and Exchange Commission of shares of Common Stock, par value $1.00 per share (the "Securities"), of Southside Bancshares Corp. ("Southside"), you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities in connection with the Southside Bancshares Corp. 1998 Stock Option Plan (the "Plan").

         As counsel to Southside, we have participated in the preparation of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the Securities. We have examined and are familiar with the Southside's Restated Articles of Incorporation, as amended, and Restated Bylaws, as amended, records of corporate proceedings, the Registration Statement, the Plan and such other documents and records as we have considered appropriate.

         Based upon the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as contemplated in the Plan, be legally issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                LEWIS, RICE & FINGERSH, L.C.
                                /s/ Lewis, Rice & Fingersh, L.C.